EXHIBIT 10.17

FIRST AMENDMENT TO THE
AMENDED AND RESTATED
2000 NON-EMPLOYEE DIRECTORS STOCK PLAN OF
PACIFICARE HEALTH SYSTEMS, INC.

     This First Amendment dated June 12, 2003 (the “Amendment”) to the Amended and Restated 2000 Non-Employee Directors Stock Plan (the “Plan”) of PacifiCare Health Systems, Inc. hereby amends the Plan as follows:

     1.     Amendment to Section 5.1. Section 5.1 is hereby deleted and replaced in its entirety with the following:

Section 5.1 – Annual Deferral. All Non-Employee Directors may elect to defer (on a pre-tax basis) a portion of his or her annual retainer by filing an election to defer on a form provided by the Committee and filed with the Committee prior to payment of the retainer and prior to commencement of the applicable period during which services are being performed in return for the retainer. Any newly elected Non-Employee Director may defer a portion of his or her initial annual retainer by filing an election to defer with the Committee prior to payment of the retainer and prior to the performance of any services as a Board member.

     2.     Limitation on Amendment. This Amendment was approved by the Board in accordance with Section 6.5 and does not require the approval of the stockholders of the Company. Except as expressly provided in this Amendment, no terms or provisions of the Plan are modified or changed and the terms and provisions of the Plan, as amended by this Amendment, shall continue in full force and effect.

     3.     Capitalized Terms. Capitalized Terms not defined herein shall have the meanings ascribed to them in the Plan.